Exhibit 3.2

ARTICLES OF AMENDMENT

OF THE ARTICLES OF INCORPORATION OF

NEW FMA, INC.

Pursuant to Sections 607.1005 and 607.1006 of the Florida Business Corporation Act, the Articles of Incorporation of New FMA, Inc. (the “Corporation”), are hereby amended according to these Articles of Amendment:

FIRST: The name of the Corporation is New FMA, Inc.

SECOND: Article I of the Articles of Incorporation is amended in its entirety to read as follows:

“The name of the Corporation is Romac International, Inc.”

THIRD: The foregoing amendment was adopted by unanimous written consent of the initial board of directors of the Corporation, prior to the issuance of any shares of the Corporation, constituting a sufficient number of votes for the amendment to be approved without shareholder approval in accordance with Sections 607.0821 and 607.1005 of the Florida Statutes, on August 29, 1994.

IN WITNESS WHEREOF, the undersigned David L. Dunkel, initial director of the Corporation has executed this instrument this 29th day of August, 1994.

/s/ David L. Dunkel
David L. Dunkel, Director